                                                                     Exhibit 4-C

                            REVOLVING PROMISSORY NOTE

$10,000,000.00
                                                                   June 18, 2001

Farrel Corporation
25 Main Street
Ansonia, Connecticut  06401
and
Farrel Limited
25 Main Street
Ansonia, Connecticut  06401
(Individually and collectively "Borrower")

First Union National Bank
300 Main Street
Stamford, Connecticut  06904
(Hereinafter referred to as "Bank")

Borrower  promises to pay to the order of Bank, at its office indicated above or wherever  else Bank may  specify  to the  Borrower  in  writing,  the sum of Ten
Million and No/100 Dollars ($10,000,000.00) in lawful money of the United States of America,  the United Kingdom, or in the applicable  Alternative  Currency (as defined in the Loan  Agreement,  hereafter  defined)  as the case may be, and in immediately  available  funds,  or  such  lesser  sum  as may  be  advanced  and outstanding from time to time, with interest on the unpaid principal  balance at the rate and on the  terms  provided  in this  Promissory  Note  (including  all renewals,  extensions  or  modifications  hereof,  this "Note") and in a certain
Revolving and Term Loan Credit  Agreement  between Bank and Borrower dated as of the date hereof,  as the same may be modified and amended from time to time (the
"Loan Agreement").

LIMITATION OF LIABILITY OF FARREL LIMITED. It is expressly understood and agreed that (a) the  amounts  loaned to Farrel  Corporation  hereunder  are  solely the obligation of Farrel Corporation and that Farrel Limited shall have no liability to Bank with respect to such amounts loaned to Farrel  Corporation,  and (b) the amounts loaned to Farrel Limited hereunder are the joint and several  obligation of Farrel  Corporation  and  Farrel  Limited,  each  Borrower  hereby  expressly agreeing that Farrel Corporation shall be fully liable for all amounts loaned by
Bank to Farrel Limited.

INTEREST RATE DEFINITIONS.

LIBOR-Based  Rate means 1-month,  2-month,  3-month,  6-month or 12-month LIBOR.
"LIBOR" is the rate for U.S.  dollar/Sterling  deposits with a maturity equal to the number of months  specified  above,  as reported on Telerate page 3750 as of
11:00 a.m.,  London time, on the second London  business day before the relevant
Interest  Period begins (or if not so reported,  then as determined by Bank from another recognized source or interbank quotation).

Prime-Based  Rate.  The rate of Bank's Prime Rate,  as that rate may change from time to time  with  changes  to occur  on the date  Bank's  Prime  Rate  changes
("Prime-Based  Rate").  "Bank's Prime Rate" shall be that rate announced by Bank from time to time as its prime  rate and is one of several  interest  rate bases used by Bank.  Bank lends at rates both above and below Bank's  Prime Rate,  and
Borrower  acknowledges  that Bank's Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

Mandatory  Costs Rate means in relation to any Interest  Period or other period, the cost to the Bank of complying  with all reserve,  special  deposit,  capital adequacy, solvency, liquidity ratios, fees or other

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requirements  of or  imposed  by the Bank of  England,  the  Financial  Services
Authority,  the European  Central Bank or any other  governmental  or regulatory authority  for the time  being  attributable  to each  Advance or any unpaid sum
(rounded up if necessary to 4 decimal places) as conclusively  determined by the
Bank.

Margin  means 2.70% per annum with respect to the  LIBOR-Based  Rate and 0% with respect to the Prime-Based Rate.

INTEREST RATE SELECTION AND ADJUSTMENT.

Interest Rate Options. At the election of Borrower, the unpaid principal balance of each  Advance  (as defined  herein)  shall bear  interest  from the date such
Advance  is made  available  to the  Borrower,  at the  LIBOR-Based  Rate or the
Prime-Based  Rate selected by Borrower in  accordance  herewith,  plus:  (i) for
Advances  made in  Dollars,  the  Margin;  or (ii) for  Advances  made in Pounds
Sterling  only,  the Margin plus the  Mandatory  Costs Rate (each,  an "Interest
Rate").  Borrower  shall select the  Interest  Rate and for each  Interest  Rate except  the  Prime-Based  Rate,  the  period  of time  such  Interest  Rate will continuously  apply (each, an "Interest  Period")  pursuant to the  subparagraph entitled "Notice and Manner of Borrowing and Rate Conversion" below. There shall be no more than one Interest Rate for an Advance in effect at any time.

When the Prime-Based Rate is selected for an Advance, it shall be adjusted daily as  applicable  to  reflect  Bank's  Prime Rate and the  Prime-Based  Rate shall continue  to apply  until  another  Interest  Rate  option  for that  Advance is selected  pursuant to the subparagraph  entitled "Notice and Manner of Borrowing and Rate Conversion". When the LIBOR-Based Rate is selected for an Advance, such rate shall be fixed for the Interest Period and shall apply for that Advance for successive Interest Periods at the then prevailing successive rate until another
Interest Rate option for that Advance is selected  pursuant to the  subparagraph entitled "Notice and Manner of Borrowing and Rate Conversion."

Interest Periods.  In connection with a LIBOR-Based Rate Advance,  Borrower,  by giving notice at the times described in the  subparagraph  entitled  "Notice and
Manner of Borrowing and Rate Conversion"  below, shall select an Interest Period to be applicable thereto,  which Interest Period shall be a period corresponding to one of the Interest Rate options.  No Interest  Period  selection is required for a Prime-Based Rate Advance.

Notice and Manner of Borrowing  and Rate  Conversion or  Continuation.  Borrower
shall give Bank irrevocable  telephonic  notice of each proposed Advance or rate conversion or continuation not later than 11:00 a.m. local time at the office of
Bank first shown above (a) on the same business day as each proposed  Advance or rate  conversion  or  continuation  to the  Prime-Based  Rate and (b) at least 2 business days before each proposed Advance or rate conversion or continuation to the  LIBOR-Based  Rate.  Each such  notice  shall  specify  (i) the date of such
Advance or rate conversion or  continuation,  which shall be a business day and, in the case of a conversion from the LIBOR-Based  Rate Advance,  the last day of an  Interest  Period,  (ii) the  amount  of each  Advance  or the  amount  to be converted or continued,  (iii) the Interest Rate selected by Borrower,  and (iv)
except for the Prime-Based  Rate, the duration of any Interest Period applicable thereto,  which  Interest  Period must  correspond  to one of the Interest  Rate options.  Notices  received  after  11:00 a.m.  local time at the office of Bank first shown above shall be deemed received on the next business day.

DEFAULT  RATE.  In addition to all other  rights  contained  in this Note,  if a
Default  (as  defined  herein)  occurs and as long as a Default  continues,  all outstanding  Obligations  shall  bear  interest  at the  Interest  Rate  plus 3%
("Default Rate").  The Default Rate shall also apply from acceleration until the
Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S)  COMPUTATION  (ACTUAL/360/and  in the case of Sterling 365).
Interest  and fees,  if any,  shall be computed on the basis of a 360/and in the case of Sterling  365-day year for the actual  number of days in the  applicable
period  ("Actual/360/and  in  the  case  of  Sterling  365  Computation").   The
Actual/360/and  in the case of Sterling 365  Computation  determines  the annual effective yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360/and in the case of Sterling 365 to determine the daily periodic rate to be applied for each day in the applicable  period.  Application of the

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Actual/360/and  in the case of Sterling 365  Computation  produces an annualized effective interest rate exceeding the nominal rate.

REVOLVING  CREDIT  ADVANCES.   This  is  a  revolving  credit  note.  Until  the
Termination Date of this Note, Borrower may borrow, repay and reborrow, and Bank may advance and readvance under this Note  respectively  from time to time (each an "Advance" and together the "Advances"),  subject to the limitations set forth in the Loan Agreement.

REPAYMENT  TERMS.  This Note  shall be due and  payable in  consecutive  monthly payments of accrued  interest only,  commencing on July 18, 2001, and continuing on the same day of each month  thereafter  until fully paid.  In any event,  all principal and accrued interest shall be due and payable on June 18, 2003.

AUTOMATIC DEBIT OF CHECKING ACCOUNT FOR LOAN PAYMENT.  Borrower  authorizes Bank to debit Farrel  Corporation's  demand deposit  account number 2000006058397 and
Farrel  Limited's  demand deposit  account number  04635036 or any other account with Bank  designated  in writing by Borrower,  beginning  July 18, 2001 for any payments due under this Note.  Borrower  further  certifies  that Borrower holds legitimate  ownership of this account and  preauthorizes  this periodic debit as part of its right under said ownership.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations  shall be applied to accrued interest and then to principal.  If a Default occurs,  monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any  payment  received  by Bank under this Note or other  Loan  Documents  is rescinded,  avoided or for any reason  returned  by Bank  because of any adverse claim or threatened  action,  the returned  payment  shall remain  payable as an obligation  of all persons  liable  under this Note or other Loan  Documents  as though such payment had not been made.

IF THE UNITED  KINGDOM AT ANY TIME  PARTICIPATES  IN ECONOMIC AND MONETARY UNION
("EMU") IN ACCORDANCE WITH ARTICLE 109J OF THE TREATY, THEN:

any amount  expressed to be payable  under this  Agreement in Sterling  shall be made in euros; and any amount so required to be paid in euros shall be converted from Sterling at the rate  stipulated  pursuant to Article 109l(4) of the Treaty and payment of the amount in euros derived from such conversion  shall discharge the obligation of the relevant  party to pay such Sterling  Amount in accordance with, and subject to, the  regulations  made pursuant to Article  109l(4) of the
Treaty.

TREATY means the treaty establishing the European Community, being the Treaty of
Rome of 25th March  1957,  as amended  by the Single  European  Act 1986 and the
Maastricht  Treaty (which was signed at Maastricht on 7th February 1992 and came into force on 1st November 1993), as further amended from time to time.

STERLING AMOUNT means in relation to any Advance that is or is to be denominated in Sterling the principal  amount thereof and in relation to any Advance that is or is to be denominated  in any other currency the principal  amount of Sterling that would be required to purchase the amount of such  Advance in such  currency at the Bank's spot rate for the purchase of such  currency  with Sterling in the
London  Interbank  Market at 11am on the third  business day prior to the day on which such Advance was or, as the case may be, is to be made.

"Sterling" or "£" means the lawful currency of the United Kingdom.

LOAN AGREEMENT; DEFINITIONS. This Note is subject to the terms and conditions of the Loan  Agreement.  All capitalized  terms not otherwise  defined herein shall have  such  meaning  as  assigned  to  them  in the  Loan  Agreement.  The  term
"Obligations"  used in this Note  refers to any and all  Indebtedness  and other obligations under this Note, the Term Note between Bank and Borrower and defined in the Loan Agreement,

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all other  indebtedness  as defined in the respective  Loan  Documents,  and all obligations  under  any swap  agreements as defined  in 11 U.S.C.  §101  between
Bank and Borrower whenever executed.

LATE CHARGE.  If any payments  are not timely made,  Borrower  shall also pay to
Bank a late charge equal to 5% of each payment past due for 10 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS'  FEES AND OTHER  COLLECTION  COSTS.  Borrower shall pay all of Bank's reasonable  expenses  incurred  to  enforce or  collect  any of the  Obligations including, without limitation, reasonable arbitration,  paralegals',  attorneys'
and experts' fees and expenses,  whether  incurred without the commencement of a suit,  in  any  trial,  arbitration,  or  administrative  proceeding,  or in any appellate or bankruptcy proceeding.

USURY. If at any time the effective interest rate under this Note would, but for this  paragraph,  exceed the maximum  lawful rate,  the effective  interest rate under this Note shall be the maximum  lawful  rate,  and any amount  received by
Bank in excess of such rate shall be applied to  principal  and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

DEFAULT. If any Event of Default as defined in the Loan Agreement shall occur, a default ("Default") under this Note shall exist.

REMEDIES  UPON  DEFAULT.  If a  Default  occurs  under  this  Note  or any  Loan
Documents,  Bank may at any time  thereafter,  take the following  actions:
Acceleration  Upon Default.  Accelerate the maturity of this Note and, at Bank's option,  any or all other  Obligations,  whereupon this Note and the accelerated
Obligations  shall be immediately  due and payable;  provided,  however,  if the
Default is based upon a  bankruptcy  or  insolvency  proceeding  commenced by or against  Borrower or any  guarantor  or endorser of this Note,  all  Obligations shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan  Documents,  or as provided by law or equity.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan  Documents  shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other
Default or the same  Default on a future  occasion.  Neither the failure nor any delay on the part of Bank in exercising any right,  power,  or remedy under this
Note and other Loan  Documents  shall operate as a waiver  thereof,  nor shall a single or  partial  exercise  thereof  preclude  any other or  further  exercise thereof or the exercise of any other right, power or remedy.

Except as otherwise required by the Loan Agreement,  each Borrower or any person liable under this Note waives presentment,  protest, notice of dishonor,  demand for payment, notice of intention to accelerate maturity,  notice of acceleration of maturity,  notice of sale and all other  notices of any kind.  Further,  each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period, and grant any releases,  compromises or  indulgences  with  respect to any  collateral  securing  this Note,  or with respect to any other  Borrower  or any other  person  liable  under this Note or other Loan Documents,  all without notice to or consent of each Borrower or each person who may be liable under this Note or any other Loan  Document and without affecting  the  liability of Borrower or any person who may be liable under this
Note or any other Loan Document.

MISCELLANEOUS  PROVISIONS.  Assignment.  This Note and the other Loan  Documents shall  inure to the  benefit  of and be  binding  upon  the  parties  and  their
respective  heirs,  legal  representatives,   successors  and  assigns.   Bank's
interests in and rights under this Note and the other Loan  Documents are freely assignable,  in whole or in part, by Bank. In addition,  nothing in this Note or any of the other Loan  Documents  shall prohibit Bank from pledging or assigning this Note or any of the other  Loan  Documents  or any  interest  therein to any
Federal  Reserve  Bank.  Borrower  shall not  assign  its  rights  and  interest hereunder without the

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prior  written  consent of Bank,  and any attempt by Borrower to assign  without
Bank's prior written consent is null and void. Any assignment  shall not release
Borrower from the Obligations.  Applicable Law; Conflict Between Documents. This
Note and, unless otherwise  provided in any other Loan Document,  the other Loan
Documents  shall be governed by and construed  under the laws of the state named in Bank's  address shown above without  regard to that state's  conflict of laws principles. If the terms of this Note should conflict with the terms of the Loan
Agreement the terms of the Loan Agreement shall control. Jurisdiction.  Borrower irrevocably agrees to non-exclusive  personal jurisdiction in the state named in
Bank's  address shown above.  Severability.  If any provision of this Note or of the other Loan Documents  shall be prohibited or invalid under  applicable  law, such provision shall be ineffective  but only to the extent of such  prohibition or  invalidity,  without  invalidating  the  remainder of such  provision or the remaining provisions of this Note or other such document. Notices. Any notice or other  communication  hereunder to any party  hereto shall be by hand  delivery, overnight  delivery,  facsimile,  or  registered  or  certified  mail and unless otherwise  provided  herein  shall be  deemed  to have  been  given or made when delivered  or  faxed  (and  confirmed)  or as  shown  on the  receipt  for  such registered  or certified  mail.  Any notices to Borrower  shall be  sufficiently given, if delivered,  faxed or mailed, as aforesaid,  to the Borrower's  address shown  above or such  other  address  as  provided  hereunder,  and to Bank,  if delivered,  faxed or mailed, as aforesaid,  to Bank's office address shown above or such other  address as Bank may specify in writing from time to time.  In the event that Borrower changes Borrower's address at any time prior to the date the
Obligations are paid in full, Borrower agrees to promptly give written notice of said  change  of  address  by  registered  or  certified  mail,  return  receipt requested,  all charges prepaid.  Plural;  Captions.  All references in the Loan
Documents to Borrower,  guarantor,  person, document or other nouns of reference mean  both the  singular  and  plural  form,  as the  case may be,  and the term
"person" shall mean any individual,  person or entity. The captions contained in the Loan  Documents are inserted for  convenience  only and shall not affect the meaning or interpretation of the Loan Documents.  Use of Proceeds.  The proceeds of the loan(s) evidenced by this Note shall be used for the commercial  purposes of Borrower.  Advances.  Bank may, in its sole  discretion,  make other advances which  shall be deemed to be  advances  under this Note,  even though the stated
principal  amount of this Note may be exceeded as a result  thereof.  Posting of
Payments.  All payments  received  during  normal  banking hours after 2:00 p.m.
local time at the office of Bank first shown  above shall be deemed  received at the opening of the next banking day. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

ARBITRATION.  Upon  demand of any party  hereto,  whether  made  before or after institution of any judicial proceeding,  any claim or controversy arising out of or relating to the Loan Documents  between parties hereto (a "Dispute") shall be resolved by binding  arbitration  conducted under and governed by the Commercial
Financial Disputes  Arbitration Rules (the "Arbitration  Rules") of the American
Arbitration  Association (the "AAA") and the Federal  Arbitration Act.  Disputes
may include,  without limitation,  tort claims,  counterclaims,  a dispute as to whether a matter is subject to arbitration,  claims brought as class actions, or claims arising from documents  executed in the future. A judgment upon the award may be entered in any court having jurisdiction.  Notwithstanding the foregoing, this  arbitration  provision does not apply to disputes under or related to swap agreements.  Special Rules.  All arbitration  hearings shall be conducted in the city named in the  address of Bank first  stated  above.  A hearing  shall begin within 90 days of demand for  arbitration and all hearings shall conclude within
120 days of demand for  arbitration.  These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited  procedures set forth in Rule 51 et seq. of the  Arbitration
Rules  shall be  applicable  to claims of less than  $1,000,000.00.  Arbitrators shall be licensed  attorneys  selected  from the  Commercial  Financial  Dispute
Arbitration  Panel of the AAA.  The parties do not waive  applicable  Federal or state substantive law except as provided herein.  Preservation and Limitation of
Remedies.  Notwithstanding  the preceding binding  arbitration  provisions,  the parties agree to preserve,  without diminution,  certain remedies that any party may exercise before or after an arbitration  proceeding is brought.  The parties shall  have the  right to  proceed  in any court of  proper  jurisdiction  or by self-help to exercise or prosecute the following  remedies,  as applicable:  (i)
obtaining   provisional  or  ancillary  remedies  including  injunctive  relief, sequestration,  garnishment,  attachment,  appointment of receiver and filing an involuntary  bankruptcy  proceeding;  and (ii) when  applicable,  a judgment  by confession  of  judgment.  Any claim or  controversy  with regard to any party's entitlement  to such  remedies is a Dispute.  Waiver of Exemplary  Damages.  The parties agree that they shall not have a remedy

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of punitive or exemplary damages against other parties in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in  connection  with any Dispute  whether the Dispute is resolved  by  arbitration  or  judicially.  Waiver of Jury  Trial.  THE  PARTIES
ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED
ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE.

CONNECTICUT  PREJUDGMENT  REMEDY  WAIVER.  EACH BORROWER  ACKNOWLEDGES  THAT THE
TRANSACTIONS  REPRESENTED  BY THIS NOTE ARE COMMERCIAL  TRANSACTIONS  AND HEREBY
VOLUNTARILY  AND  KNOWINGLY  WAIVES  ANY  RIGHTS  TO NOTICE  OF AND  HEARING  ON
PREJUDGMENT  REMEDIES UNDER CHAPTER 903A OF THE CONNECTICUT  GENERAL STATUTES OR
OTHER  STATUTES  AFFECTING  PREJUDGMENT  REMEDIES,  AND  AUTHORIZES  THE  BANK'S
ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER,  PROVIDED
THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER.

IN WITNESS  WHEREOF,  Borrower,  on the day and year first  above  written,  has caused this Note to be executed under seal.

PLACE OF EXECUTION AND DELIVERY.  Borrower  hereby  certifies that this Note and the Loan Documents  were executed in the State of  Connecticut  and delivered to
Bank in the State of Connecticut.

                                    Farrel Corporation
                                    Taxpayer Identification Number:

                                    By:   /s/ Rolf K Liebergesell
                                        Rolf K. Liebergesell, President

                                    Farrel Limited
                                    Taxpayer Identification Number:

                                    By:   /s/ Rolf K Liebergesell
                                        Rolf K. Liebergesell, Director

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